Tony Spring Takes Helm as Chief Executive Officer and Chair-Elect of Macy’s, Inc.

Jeff Gennette to Remain Board Chair Until Company’s 2024 Annual Meeting

NEW YORK, NY – February 2, 2024 – Macy’s, Inc. (NYSE: M) today announced that, in connection with its leadership succession plan announced on March 29, 2023, Tony Spring (58) will serve as chief executive officer of the company, effective February 4, 2024. Spring succeeds Jeff Gennette (62), who is retiring as chief executive officer after serving the company for 40 years. Gennette will continue as chair of the board until the company’s 2024 Annual Meeting, with Spring becoming board chair as of the Annual Meeting.

“Tony is the ideal CEO to build on our momentum and lead Macy’s, Inc. into the future. He has only added to his many contributions in advancing the company’s strategies over the past year as president and CEO-elect, after having delivered strong results during his tenure leading Bloomingdale’s and overseeing Bluemercury. In addition to building brands and consistently innovating for the customer, Tony has strengthened our culture through his leadership and is committed to talent development,” said Gennette. “It’s been a privilege to serve Macy’s, Inc. over the past 40 years and I’m proud of the exceptional work of our colleagues in serving our customers and continuing to strengthen the company’s operational and financial foundation. I look forward to continuing to work alongside Tony and our other fellow directors in the coming months in my role as chair of the board.”

Spring commented, “I am excited to take on the role of CEO of Macy’s, Inc. and to apply my over three decades of experience with our nameplates to build on this strong foundation and lead our company forward. Alongside the Macy’s, Inc. leadership team, we will remain focused on driving innovation, fostering profitable sales growth and delivering value for our shareholders, while strengthening our position as our customers’ trusted source for quality brands.”

Paul C. Varga, lead independent director of the Macy’s, Inc. board of directors, said, “Tony is a proven, results-oriented leader and we are confident he will lead Macy’s, Inc into its next phase of growth and deliver value for shareholders. Additionally, on behalf of the board, I want to thank Jeff for his unwavering leadership over many decades to Macy’s, Inc. We look forward to continuing to benefit from Jeff’s ongoing contributions and leadership through the duration of his tenure as chair of the board.”

About Tony Spring

A key member of the Macy’s, Inc. executive leadership team, Spring has been instrumental in the company’s transformation. Spring served for the past year as president and chief executive officer-elect, leading Macy’s, Inc.’s digital, customer, merchandising, and brand teams, and also overseeing Bloomingdale’s and Bluemercury.

During his 36 years at Bloomingdale’s, Spring was a customer-focused innovator known for his exceptional brand-building and merchandising talents. As chairman and chief executive officer of Bloomingdale’s, he drove the success of the nameplate, which delivered its highest sales volume and record customer engagement in 2022. He also repositioned Bluemercury into a vibrant and growing nameplate for the company. Spring is highly respected among the community of retail leaders and serves as a member of the Executive Committee of the National Retail Federation and the board chair for the National Retail Federation Foundation. He also serves on the board of directors of the Juvenile Diabetes Research Foundation (JDRF) – Greater New York City Chapter, and the Hospital for Special Surgery Advisory Board.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s ability to successfully execute against its five growth vectors, including the ability to realize the anticipated benefits associated with the strategy, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, declines in credit card revenues, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, inventory shortage, labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies and achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 28, 2023. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

At the 2024 Annual Meeting, Macy’s, Inc. will continue to use its white proxy card.

Contacts
Media – Chris Grams
communications@macys.com

Investors – Pamela Quintiliano
investors@macys.com